Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Agreement is made this 8th day of April 2024 (the “Effective Date”) by and between Transcat, Inc. (the “Company”), and Mark A. Doheny (“Consultant”).

1.       Purpose. The purpose of this Agreement is to set forth the understanding and relationship between the Company and Consultant. The Company hereby agrees to retain Consultant, and Consultant hereby agrees to provide certain services for the Company, as an independent contractor, and not as an employee, upon the terms and conditions set forth below.

2.       Professional Services. Consultant hereby agrees to provide to the Company consulting services related to Company Operations and Information Technology (the “Services”). Consultant hereby warrants that Consultant has the professional expertise necessary to provide the Services.

3.       Independent Contractor. In the performance of the work, duties and obligations undertaken by Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor. Except for the establishment of standards and parameters for the provision of Services hereunder, the Company shall neither have nor exercise control over the methods by which Consultant shall perform the Services under this Agreement. Consultant agrees to provide the Services within the parameters established by the Company, but Consultant will retain the right to determine the day-to-day methods by which the Services will be performed. However, this shall in no way interfere with the right of the Company to determine whether Consultant is adequately, and in good faith, discharging Consultant’s duties under this Agreement.

4.       Equipment and Materials; Access. Consultant agrees to supply all equipment and materials necessary to perform the Services. Any failure of such equipment or materials, due to malfunction or otherwise, necessary to perform the Services shall be the responsibility of Consultant, and Consultant shall, at his expense, take such measures as are necessary to insure that the Services are provided. The Company may grant Consultant access to the Company’s facilities, from time to time, which in the sole opinion of the Company, may be required to provide Services

5.       Fees, Permits, Insurance, etc. Consultant agrees to provide for, secure, and be solely responsible for any and all required license fees, permits, Workers’ Compensation coverage, unemployment insurance, disability insurance, Social Security contributions, income tax withholding and any other insurance or taxes, including but not limited to federal and State taxes, relating to Consultant’s Services pursuant to this Agreement.

6.       Indemnification; Limitation of Liability. Consultant agrees to indemnify and hold harmless the Company from and against any claims, suits, losses, or damages resulting from or relating to Consultant’s performance of Services pursuant to this Agreement. Consultant shall be liable to the Company for any loss, damage or destruction of any property, materials, goods, documents, or other items resulting from or related to (i) the negligence, willful misconduct or other wrongful acts of Consultant pursuant to this Agreement, or (ii) breach of this Agreement by Consultant. In no event shall the Company be liable for special, indirect, incidental or consequential damages to the full extent such may be disclaimed by law even if the Company has been advised of the possibility of such damages.

7.       Payment. The Company agrees to pay Consultant for the Services provided under this Agreement according to “Schedule A, Part I - Payment Schedule” attached hereto and made a part hereof. Any changes in payment terms will be negotiated by Consultant and the Company and appended to the end of this Agreement as a schedule dated and signed by the parties. As an independent contractor, Consultant agrees and understands that Consultant is not entitled to any other benefits and privileges established for the Company employees, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, bonus plan participation, or severance pay upon termination of this Agreement for any reason. In accordance with Consultant’s independent contractor status, payments to Consultant shall not constitute wages/salary and therefore, no amounts shall be deducted for federal and state employment, Social Security or other taxes or employee benefit claims. Consultant shall be individually responsible for filing and paying Consultant’s own self-employment and withholding taxes.

8.       Confidential Information. Consultant will not, directly or indirectly, at any time, without the prior written consent of the Company, disclose, use, copy, reproduce or retain in his possession, in any manner, any Confidential Information (as hereinafter defined). On the termination of this Agreement, Consultant will return to the Company all Confidential Information then in his possession of within his control and will, on the reasonable request of the Company, certify to the Company that he has returned the same. Consultant will not use Confidential Information for any purpose other than performing work under this Agreement. Consultant will neither publish nor reveal any Confidential Information to anyone except authorized Company employees, nor shall Consultant make any use, directly or indirectly, of Confidential Information without the prior written consent of the Company. Consultant will protect the confidentiality of Confidential Information with the same degree of care as Consultant uses for Consultant’s own similar information. The restrictions on Consultant using, publishing or revealing Confidential Information continue perpetually unless the Company agrees otherwise in writing. “Confidential Information” consists of information relating to the business or interests of the Company, including, but not limited to, information concerning operations, business plans, financial performance, information concerning potential acquisition targets, pricing or cost policies, scientific formulae, engineering designs, technical projects and processes, research, trade secrets, customer lists, investor lists, web development and improvements, financing strategies, employee or recruitment information and any information related to software produced or sold by the Company. The term “Confidential Information” excludes information that (a) is made public by the Company, (b) becomes generally available to the public, other than as the result of disclosure by Consultant or other party in violation of any obligation of confidentiality to the Company, or (c) Consultant obtains from sources other than the Company, provided that such sources did not disclose such information in violation of any obligation of confidentiality to the Company. Pursuant to the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9.       Ownership of Work Product and Inventions. Consultant hereby waives, agrees not to assert any rights to, and expressly assigns and transfers to the Company all ideas, innovations, work products, discoveries, improvements, inventions, trademarks, copyrights, computer programs or systems, and other work products, developments or improvements of any kind (collectively, the “Developments”) conceived or created by Consultant, alone or with others, during the term of this Agreement that are within the scope of the Company’s business operations or that relate to the Services, any of the Company’s work, or projects for the Company, its clients or itself. Consultant agrees to assist the Company to obtain any and all patents, copyrights, trademarks, trade names, patents or the like to vest rights and ownership in the Developments in the Company.

10.       Non-Solicitation of Employees. During the term of this Agreement and for a period of six (6) months thereafter, Consultant will not, directly or indirectly, employ or engage, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of, any person who is employed by or who is engaged as an independent contractor by, on a full or part time basis, the Company.

11.       Term and Termination. The initial term of this Agreement shall be for six (6) months, beginning on the Effective Date. This Agreement may then be renewed for periods upon the mutual written agreement of the parties. If Consultant violates any provision of this Agreement or the Separation Agreement between the Company and Consultant of even date herewith, the Company may immediately terminate this Agreement without any further obligations.

12.       Outstanding Equity.

a.	Consultant’s FY ’22-’24 PRSU will be delivered to Consultant as soon as practicable after the applicable performance metrics are calculated, on or about May 30, 2024.
b.	Consultant’s out-of-step grant tied to margin improvement that he received in 2023 will vest at 1/3 of the original grant (833 shares), on or about May 30, 2024.

13.       Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles. All disputes arising in connection with this Agreement shall be resolved by a court of competent jurisdiction. Any legal action may only be brought in a court located in Monroe County, New York.

14.       No Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

15.       Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to its subject matter, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written relating to its subject matter. There are no other conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement effective as of the date first above written.

Mark A. Doheny		Transcat, Inc.

By:	/s/ Mark A. Doheny	By:	/s/ James M. Jenkins
Name:	Mark A. Doheny	Name:	James M. Jenkins
Title:	Consultant	Title:	Chief Legal and Corporate Development Officer

SCHEDULE A

Part I - Payment Schedule.

Payment for Services will be a rate of $26,000 per month (prorated for any partial month, as described below).

The Company will reimburse Consultant for reasonable and typical pre-approved out-of-pocket expenses incurred during the performance of Consultant’s Services. Such expenses are to be invoiced on a monthly basis, and will be paid by the Company within 20 days of receipt of such invoice and receipts for such expenses.

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